EXHIBIT 10.1

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT is made and entered into this 26th day of May 2011, by and among L. P. Shanks Company, a Tennessee corporation ("Seller"), Scot H. Shanks, an individual ("Scot"), Scot H. Shanks as trustee of the L. Paul Shanks Trust under agreement dated June 6, 1990, as amended to date (the "Trust" and, together with Scot, "Shareholders" or each individually, as "Shareholder"), and AMCON Acquisition Corp., a Delaware corporation ("Buyer").

RECITALS

A.           Seller desires to sell to Buyer, and Buyer desires to acquire from Seller, substantially all of the assets of Seller used by it in its wholesale convenience distribution business upon the terms and conditions hereinafter set forth.

B.           Shareholders, being the holder of all of the issued and outstanding capital stock of Seller, desire that Seller sell to Buyer substantially all of the assets of Seller used by it in its business upon the terms and conditions hereinafter set forth.

AGREEMENT

In consideration of the above premises, the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1. DEFINITIONS

In addition to terms defined elsewhere in this Agreement, the following terms have the meanings assigned to them herein, unless the context otherwise dictates, both for purposes of this Agreement and all Schedules and Exhibits hereto:

"Agreement" means this Asset Purchase Agreement, as amended from time to time by the parties hereto, together with all Schedules and Exhibits hereto.

"Assets" means the entire right, title and interest in and to all of the assets and properties owned by Seller and used by it in connection with the Business of every type and description, tangible and intangible, wherever located and whether or not reflected on the books and records of Seller, including the assets and properties described on Schedule 2.1 hereto, but in no event shall "Assets" include the Excluded Assets.

"Assumed Contracts" means the Contracts set forth on Schedule 2.1A hereto; provided that, with respect to any such Contracts that are not capable of being assigned or transferred to Buyer without the consent or waiver of any other Person, such Contracts shall be assigned and transferred to Buyer only to the extent that such consents or waivers have been obtained and are in full force and effect at the Closing.

"Assumed Liabilities" has the meaning set forth in Section 4.2(b) hereof.

"Benefit Plans" means any and all pension, retirement, savings, disability, medical, dental, health, life (including any individual life insurance policy as to which Seller is the owner, beneficiary or both), death benefit, group insurance, profit sharing, deferred compensation, stock options or other stock incentive, bonus incentive, vacation pay, sick pay, severance or termination pay, employment agreement, "cafeteria" or "flexible benefit" plan under Section 125 of the Code, or other employee or director benefit plan, trust, arrangement, contract, agreement, policy or commitment, whether formal or informal, written or oral, under which employees, former employees, directors or managers or former directors or managers of Seller are entitled to participate by reason of their current or prior employment, or current or former directorship or service as a manager, with Seller, including any "employee benefit plan" as defined in Section 3(3) of ERISA, (i) to which Seller is a party or a sponsor or a fiduciary thereof or (ii) with respect to which Seller has made payments, contributions or commitments, or may otherwise have any direct or indirect liability.

"Business" means the wholesale convenience distribution business of Seller, which business is being acquired by Buyer pursuant to this Agreement at the Closing.

"Closing" means the transfer by Seller to Buyer of the Assets and by Buyer to Seller of the consideration set forth herein and the consummation of the transactions contemplated by this Agreement.

"Closing Date" means the date of the Closing established pursuant to Section 4.1 hereof.

"COBRA" means Consolidated Omnibus Budget Reconciliation Act, as amended.

"Code" means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

"Contracts" means all contracts, agreements, understandings, notes, instruments, leases, subleases, mortgages, licenses, commitments or binding arrangements, express or implied, oral or written, of any kind or nature whatsoever by which any Person is bound, and all amendments thereto.

"Environmental Law" means any federal, state, local or foreign statute, regulation, ordinance, order, agreement, permit, plan, rule of common law or other legal requirement as now or hereafter in effect in any way relating to the protection of human health, the environment and natural resources, or relating to Hazardous Substance handling, treatment, storage, disposal or transportation, or arranging therefor, and all amendments thereto, and any analogous state and local laws and the regulations promulgated pursuant thereto.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

"Excluded Assets" means the assets and properties described on Schedule 2.2 hereof.

"GAAP" means United States generally accepted accounting principles consistently applied.

"Hazardous Substance" means any substance, material or waste which is regulated, classified, or otherwise characterized under or pursuant to any Environmental Law as "hazardous," "toxic," "pollutant," "contaminant," "radioactive," "biohazard," or words of similar meaning or effect, including petroleum and its compounds and by-products, asbestos, polychlorinated biphenyls, radon, mold or other fungi, and urea formaldehyde insulation.

"IRS" means the United States Internal Revenue Service.

"Knowledge" means (i) with respect to Seller, all facts and information which are either within the actual knowledge of any of the officers or directors of Seller, or that should have been known to such persons in the exercise of reasonable care and after due inquiry, and (ii) with respect to Buyer, all facts and information which are either within the actual knowledge of any of the executive officers or directors of Buyer, or that should have been known to such persons in the exercise of reasonable care and after due inquiry.

"Lien" means any lien, pledge, claim, charge, security interest, hypothecation or encumbrance of any nature whatsoever.

"Organizational Documents" of an entity means (a) its articles of incorporation or certificate of incorporation, as the case may be, and bylaws, and (b) any other Contracts relating to the creation, formation, organization, governance or ownership of such entity.

"Person" means a natural person, partnership, limited partnership, joint venture, corporation, limited liability company, trust, government, government agency and any other legal entity.

"Retained Liabilities" has the meaning set forth in Article 5 hereof.

"Tax" or "Taxes" means all taxes, levies or other similar governmental charges or fees of any kind whatsoever, including all federal, state, local and foreign income, corporation, gross receipts, franchise, capital gains, transfer, registration, sales, use, occupation, property, ad valorem, excise, windfall profits, stamp, payroll, withholding, social security, alternative, add-on and other taxes (whether payable directly or by withholding and whether or not requiring the filing of a tax return), and all estimated taxes, additions to tax, and penalties and interest imposed thereon or with respect thereto.

ARTICLE 2. PURCHASE AND SALE OF ASSETS

2.1           Assets.  Subject to the terms and conditions hereof and subject to the representations and warranties made herein, at the Closing Seller shall validly sell, assign, transfer, grant, bargain, deliver and convey to Buyer the Assets, including the assets and properties described on Schedule 2.1 hereto.

2.2           Excluded Assets.  Described on Schedule 2.2 hereto are those assets and properties owned or used by Seller that are being retained by Seller, are specifically not being purchased by or transferred to Buyer and are excluded from the Assets.

2.3           Non-Assignable Contracts.  This Agreement and any document delivered hereunder shall not constitute an assignment or an attempted assignment by Seller of any right contemplated to be assigned to Buyer hereunder:

(a)           Which is not assignable by Seller without the consent of a third party if such consent has not been obtained and such assignment or attempted assignment would constitute a breach thereof; or

(b)           If the remedies for the enforcement or any other particular provisions thereof available to Seller would not pass to Buyer.

Seller shall use commercially reasonable efforts to obtain such consents of third parties as may be necessary for the assignment of any such right by Seller.  To the extent that such right of Seller is not assignable or where consents to the assignment thereof cannot be obtained as herein provided, Seller shall, at the Closing, assign to Buyer the full benefit thereof and, at Buyer's request, take such other actions as are reasonable and lawful as to both Seller and Buyer, and which result in the respective benefits and obligations being apportioned between Seller and Buyer in a manner that furthers the purpose and intent of this Agreement.

ARTICLE 3. PURCHASE PRICE; NONCOMPETITION PAYMENTS

3.1           Aggregate Purchase Price.  The aggregate purchase price (the "Purchase Price") for the Assets is an amount equal to the sum of the following:

(a)           One Million Sixty Thousand Dollars ($1,060,000); plus

(b)           The value of the inventory of merchandise for resale on the Closing Date that is good, saleable and turning in the ordinary course of business and comprise a part of the Assets, with the amount of such inventory to be based upon a physical inventory count taken jointly by representatives of Buyer and representatives of Seller on the Closing Date, and the value of such inventory to be based upon the manufacturer's list price less cash discounts and manufacturer off invoice allowances available for retail, as reflected on the books and records of the Business (the "Inventory") (the value of the Inventory will be estimated by Buyer and Seller for purposes of Closing, and will be finally determined, and adjusted as necessary, by mutual agreement of Buyer and Seller within ten (10) days after Closing); plus

(c)           The book value of the trade accounts receivable arising from the Business and owned by Seller as of the Closing Date as reflected on the books and records of the Business, but only such trade accounts receivable that are current within their stated terms or, if not current, are otherwise acceptable to Buyer (the "Accounts Receivable"); plus

(d)           The depreciated book value of any fixed assets of the Business as of the Closing Date that comprise a part of the Assets, as reflected on the books and records of the Business (the "Fixed Assets"); plus

(e)           Thirty-five thousand dollars ($35,000), representing the agreed upon value of all new, unused totes that were recently acquired by Seller and comprise a part of the Assets; minus

(f)           One Hundred Twenty Thousand Dollars ($120,000), representing the value, through May 27, 2011, of the accrued but unused vacation time for the employee of Seller being hired by Buyer as of Closing;

provided, however, the Purchase Price is subject to reduction in an amount mutually agreed upon by Buyer and Seller to compensate Buyer for any damage to vehicles or other rolling stock comprising a part of the Assets, which damage is identified by Buyer within fourteen (14) days after the Closing Date.

3.2           Allocation of Purchase Price.  Buyer and Seller agree to allocate the Purchase Price and any Assumed Liabilities to the Assets in the manner provided on Schedule 3.2 hereto.  Buyer and Seller shall file and cause to be filed all Tax returns, and execute such other documents as may be required by any taxing authority, in a manner consistent with Schedule 3.2.  Buyer and Seller shall prepare IRS Form 8594 pursuant to Section 1060 of the Code relating to the transactions contemplated by this Agreement based on Schedule 3.2 and deliver such form to each other.  Buyer and Seller shall file, or cause the filing of, such form with each relevant taxing authority.

3.3           Noncompetition Agreement.  At the Closing on the Closing Date, Seller and Scot each will enter into the Noncompetition Agreement (defined in Section 9.4(a)), pursuant to which Scot will receive a total of $500,000 in additional consideration for Scot's performance of the Noncompetition Agreement.

ARTICLE 4. CLOSING

4.1           Closing Date.  Subject to the satisfaction of the conditions set forth in Articles 9 and 10, the Closing shall take place at 9:00 a.m. on May 27, 2011 (such time of Closing being the "Closing Date").  The Closing will be deemed effective for all purposes hereunder as of 3:00 p.m. on the Closing Date.

4.2           Transfer of Assets.  At the Closing:

(a)           Seller shall sell, transfer, assign, grant, bargain, deliver and convey to Buyer all right, title and interest in and to the Assets, free and clear of any and all Liens.  The transactions contemplated by this Section 4.2(a) shall be effected or evidenced by delivery by Seller to Buyer of bills of sale, assignments and other documents of transfer, each of which must be acceptable in form and substance to Buyer and Seller.

(b)           Buyer shall assume the obligations of Seller accruing after the Closing (and not attributable to any violation, breach or failure to perform occurring prior to the Closing) under the Assumed Contracts to which Seller is a party (collectively, the "Assumed Liabilities").

4.3           Payments by Buyer.  Subject to the terms and conditions of this Agreement, Buyer shall make payments to Seller, as follows:

(a)           At the Closing, delivering to Seller cash in the aggregate amount equal to the sum of (i) eighty-five percent (85%) of the estimated value of the Inventory determined in accordance with Section 3.1(b), plus (ii) eighty-five percent (85%) of the book value of the Accounts Receivable determined in accordance with Section 3.1(c), plus (iii) the amount set forth in Section 3.1(e), minus (iv) the amount set forth in Section 3.1(f);

(b)           At the Closing, delivering to Seller a promissory note in the form of Exhibit A hereto (the "Buyer Note"), which Buyer Note will be in the principal amount equal to the sum of (i) the amount set forth in Section 3.1(a), and (ii) the depreciated book value of the Fixed Assets determined in accordance with Section 3.1(d);

(c)           At the Closing, assuming the Assumed Liabilities and only the Assumed Liabilities;

(d)           Within ten (10) days after the value of the Inventory has been finally determined, and adjusted as necessary, by mutual agreement of Buyer and Seller, delivering to Seller cash in an amount equal to the difference between (i) such finally determined value of the Inventory and (ii) the amount paid by Buyer pursuant to Section 4.3(a)(i) in respect of the Inventory;

(e)           Within ten (10) days after the book value of the Accounts Receivable has been finally determined, and adjusted as necessary, by mutual agreement of Buyer and Seller, delivering to Seller cash in an amount equal to the difference between (i) such finally determined book value of the Accounts Receivable and (ii) the amount paid by Buyer pursuant to Section 4.3(a)(ii) in respect of the Accounts Receivable; and

(f)           With respect to any inventory of merchandise for resale on the Closing Date comprising a part of the Assets that is not good, saleable and turning in the ordinary course of business ("Consignment Inventory"), following the end of each month in which Consignment Inventory is sold by Buyer after Closing, Buyer will pay to Seller for any Consignment Inventory sold in the month then ended an amount equal to ninety-five percent (95%) of the sales price received by Buyer from the sale of such Consignment Inventory.

4.4           Sales and Transfer Taxes.  Seller shall be responsible for and agrees to pay when due all sales, use, transfer and other like Taxes arising out of the transfer of the Assets by Seller and the other transactions contemplated hereunder; provided, however, that Buyer shall be responsible for and agrees to pay the motor vehicle transfer of title fees and sales Taxes arising from the transfer by Seller to Buyer of any motor vehicles included as part of the Assets.

4.5           Uncollected Accounts Receivable.  During the sixty (60) days following the Closing Date, Buyer will use its commercially reasonable efforts to collect the Accounts Receivables that were included in the calculation of the Purchase Price, in a manner consistent with Buyer's normal practices and reasonably acceptable to Seller, but shall not be obligated to initiate or participate in any litigation, retain a professional collection agency, grant any financial or other accommodation to any third party or incur any third party costs in such collection efforts.  From time to time and upon request, Buyer will provide information concerning the unpaid accounts receivable as reasonably requested by Seller.  Upon the expiration of such sixty (60) day period, Buyer will review the remaining outstanding Accounts Receivable and will notify Seller and Shareholders of such remaining outstanding Accounts Receivable, on a customer by customer basis.  Within ten days after receipt of such notice, Seller and Shareholders shall pay to Buyer an amount equal to the book value for such remaining outstanding Accounts Receivable (utilizing the same book value for such outstanding Accounts Receivable as was used in calculating the portion of the Purchase Price in Section 3.1(c)).  Thereafter, any payment received by Buyer in respect of such remaining outstanding Accounts Receivable will promptly be remitted by Buyer to Seller.

4.6           Customer Equipment Held for Resale.  During the six (6) months following the Closing Date, Buyer will use its commercially reasonable efforts to sell any customer equipment held for resale and comprising a part of the Inventory (the "Customer Equipment"), in a manner consistent with Buyer's normal practices and reasonably acceptable to Seller.  Upon the expiration of such six (6) month period, Buyer will review the remaining Customer Equipment and will notify Seller and Shareholders of the amount of such remaining Customer Equipment.  Within ten days after receipt of such notice, Seller and Shareholders shall pay to Buyer an amount equal to the value for such remaining Customer Equipment (utilizing the same value for such Customer Equipment as was used in calculating the portion of the Purchase Price in Section 3.1(b)).

ARTICLE 5. LIABILITIES NOT ASSUMED BY BUYER

Anything in this Agreement to the contrary notwithstanding, Seller shall be responsible for all liabilities and obligations of Seller and the Business not hereby expressly assumed by Buyer (the "Retained Liabilities"), and Buyer shall not assume, or in any way be liable or responsible for, any liabilities or obligations of Seller or of the Business, except the Assumed Liabilities.  Without limiting the generality of the foregoing, Buyer shall not assume, or in any way be liable or responsible for, the following Retained Liabilities:

(a)           Any liability or obligation of Seller arising out of or in connection with the negotiation and preparation of this Agreement and the consummation and performance of the transactions contemplated hereby, including any Tax liability so arising;

(b)           Any liability or obligation of Seller with respect to employment or consulting agreements, pension, profit sharing, welfare and other Benefit Plans, or amounts owing for commissions or compensation, termination, severance or other payments to the present or former employees, officers, directors or shareholders of Seller, including any of the contribution history or existing withdrawal liabilities associated with any multi-employer pension plan and any withdrawal liability directly or indirectly resulting from the sale of the Assets under Subtitle E, Part 1 of ERISA, in each case, that are attributable to conditions existing or events occurring prior to the Closing or that are triggered by the consummation of the transactions contemplated by this Agreement;

(c)           Any obligations or liabilities with respect to the present or former employees, officers, directors or shareholders of Seller, including claims under any federal, state, local or other laws, statutes, rules, regulations, ordinances, codes, orders or authorizations, including worker's compensation claims, ERISA claims, COBRA claims, age claims, civil rights laws claims, claims under the Fair Labor Standards Act, claims under the Labor Management Relations Act, employment discrimination claims of all types, sexual harassment claims, pension fund liability (whether for current or unfunded accrued liabilities), Americans With Disabilities Act claims and Occupational Safety and Health Act claims, and any obligations or liabilities with respect to the consultants of Seller.

(d)           Any liability or obligation of Seller arising under any Contract that is attributable to any violation, breach or failure to perform occurring prior to Closing, and any liability or obligation of Seller arising under any Contract that is not assumed by Buyer;

(e)           Any liability or obligation of Seller, or any consolidated group of which Seller is a member, for any foreign, federal, state, county or local Taxes of any kind or nature, or any interest or penalties thereon; or

(f)           Any liability or obligation under COBRA or the Tax Reform Act of 1986, with respect to employees of Seller (whether salary, hourly or otherwise) who are not employed by Buyer immediately upon Closing.

ARTICLE 6. REPRESENTATIONS AND WARRANTIES OF SELLER AND SHAREHOLDERS

Seller and Shareholders hereby, jointly and severally, represent and warrant to Buyer as follows:

6.1           Organization.  Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee.  Seller has the requisite power and authority to own, operate and lease its assets and to conduct its Business as and where such Business is now conducted by it.  Seller has no subsidiary and does not hold any equity or other ownership interest in any other Person.

6.2           Due Qualification.  Seller is qualified to do business and is in good standing under the laws of each jurisdiction in which the nature of its Business or of the properties owned or leased by it makes such qualification necessary, which jurisdictions are Georgia, Illinois, Indiana, Kentucky, Missouri, North Carolina, Tennessee, Virginia and West Virginia.

6.3           Authority; Binding Effect.  Seller and Shareholders each has the right, power, authority, and capacity to execute and deliver this Agreement and all other agreements contemplated hereby to be entered into by it, to perform the obligations hereunder and thereunder on its part to be performed and to consummate the transactions contemplated hereby and thereby.  The execution and delivery by Seller and Shareholders of this Agreement and all other agreements and documents contemplated hereby to be entered into by it and the performance by Seller and Shareholders of their respective obligations hereunder and thereunder have been duly approved by all necessary action, and no further approvals are required by the officers, directors or shareholders of Seller in connection therewith.  This Agreement and all other agreements contemplated hereby to be entered into by it constitute the legal, valid, and binding obligations of Seller and Shareholders, enforceable against Seller and Shareholders in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to or affecting creditors' rights generally and to general equity principles (whether such enforceability is considered in a proceeding at law or in equity).

6.4           No Creation of Violation, Default, Breach or Encumbrance.  The execution, delivery and performance of this Agreement by Seller and each Shareholder does not, and the consummation by Seller of the transactions contemplated hereby will not (a) violate (i) any statute, rule or regulation to which such Person is subject or (ii) any order, writ, injunction, decree, judgment or ruling of any court, administrative agency or governmental body to which such Person is subject, (b) conflict with or violate any provision of the Organizational Documents of Seller, or (c) assuming receipt of the consents set forth in Schedule 6.4 hereto, require the consent of any Person or result in the breach of or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, violate, conflict with, breach or give rise to any right of termination, cancellation or acceleration of, or to a loss of benefit to which Seller is entitled, under (i) any Contract to which Seller is a party, or (ii) any governmental licenses, authorizations, permits, consents or approvals required for Seller to own, license or lease and operate its properties or to conduct its Business as presently conducted by it.

6.5           No Present Default.  All Contracts to which Seller is a party are valid and in full force and effect and constitute legal, valid and binding obligations of Seller and, to the Knowledge of Seller, of the other parties to such Contracts.  Seller is not in default under or in breach of any Contract, and to the Knowledge of Seller, no other parties to any Contract of the Business is in default thereunder or in breach thereof; no event has occurred which, with the passage of time or the giving of notice, would constitute such a breach or default by Seller or, to the Knowledge of Seller, by any such other party; no claim of default thereunder has been asserted or, to the Knowledge of Seller, threatened; and neither Seller nor, to the Knowledge of Seller, any other party thereto, is seeking the renegotiation thereof.

6.6           Compliance With Law.  Seller is not in violation of any statute, law, rule or regulation, or any order, writ, injunction or decree of any court, administrative agency, governmental body or arbitration tribunal, to which it or any of the Assets is subject in connection with the operation of the Business.

6.7           Financial Statements.

(a)           Seller has delivered to Buyer (i) the balance sheets of Seller as of March 31, 2009 and 2010, respectively, and the related statements of income, shareholder's equity and cash flows for each of the two respective fiscal years then ended, and the notes thereto, together with the reviewed report of Seller's independent certified public accountants thereon, and (ii) the internal balance sheet of Seller as of March 31, 2011, and the related internal statements of income, shareholder's equity and cash flows for the fiscal year then ended.

(b)           The financial statements referred to in Section 6.7(a) above fairly present the financial position, results of operation and cash flows of Seller as of the relevant dates thereof and for the periods covered thereby in accordance with GAAP, subject, in the case of the unaudited financial statements, to changes resulting from normal year-end adjustments and reclassifications.

(c)           Except as set forth in the March 31, 2011 balance sheet of Seller, Seller has no (i) liabilities or obligations, direct or contingent, accrued or otherwise, of a nature customarily reflected in financial statements in accordance with GAAP, except those incurred after such date in the ordinary course of business consistent with past practice, and (ii) liabilities or obligations under any Benefit Plans except those incurred after such date in the ordinary course of business consistent with past practice and pursuant to the terms of the Benefit Plans.

6.8           Absence of Certain Events.  Since March 31, 2011 the Business has been operated only in the ordinary and normal course of business consistent with past practice and there has not been any adverse change in the financial condition, Assets, liabilities, results of operations, Business, prospects or condition, financial or otherwise, of Seller, except that, prior to Closing, Seller sold the hotel customer Contracts and all related Penske logistics leases.

6.9           Title and Condition of Assets.

(a)           Seller has good and indefeasible title to all of the Assets, free and clear of all Liens (except for the Liens identified on Schedule 6.9 which are being satisfied, discharged and released at the Closing).  All of the Assets are in Seller's possession and control.  At the Closing, Seller will sell, transfer, assign, grant, bargain, deliver and convey to Buyer all right, title and interest in and to the Assets, free and clear of any and all Liens.

(b)           Seller owns or has irrevocable rights to use and is transferring to Buyer hereunder all assets, property and rights as are necessary or useful for the conduct of Business as the Business has been conducted by Seller, except for (i) the Excluded Assets, (ii) governmental licenses, permits and approvals and (iii) assets, property and rights that previously have been disposed of by Seller in the ordinary course of business consistent with past practice.

(c)           An accurate and complete list of all personal property and Fixed Assets included in the Assets having a fair market or book value per unit in excess of $1,500 is included on Schedule 2.1B.

(d)           The conduct of the Business of Seller in the ordinary course is not dependent upon the right to use the property of others, except under valid and binding lease agreements included among the Contracts listed on Schedule 6.11 hereto.  Seller has quiet and peaceable possession of each of the real properties, vehicles and other equipment which are the subject of such lease agreements.

(e)           The personal property and Fixed Assets being transferred by Seller, including machinery, equipment, furniture and fixtures, are in good operating condition and repair (ordinary wear and tear excepted).

(f)           All Inventories of Seller are in good and merchantable condition, are turning and are usable and salable in the ordinary course of the Business, and the values at which such Inventories are carried on Seller's books of account fairly represent the value thereof, are not in excess of realizable value, and reflect the normal inventory valuation policy of Seller.

(g)           The Accounts Receivable of the Business as shown on Seller's books and records have arisen in the ordinary course of business, represent valid and enforceable obligations owed to Seller and are recorded as trade accounts receivable on the books of Seller in accordance with GAAP and said Accounts Receivable (billed and unbilled) of the Business will be fully paid in the ordinary course of business.

6.10           Intellectual Property.  Schedule 6.10 hereto contains a complete and correct list of all patented or registered Intellectual Property (defined below) owned by Seller and all pending applications for patents or the registration of Intellectual Property owned or filed by Seller, and all material unregistered Intellectual Property owned or used by Seller, in each case, that are used in the operation of the Business and specifically excluding any Excluded Asset.  Seller owns, or has the license or right to use, all Intellectual Property used, held by, or licensed to it in the operation of the Business, and none of Seller's Intellectual Property has expired, been abandoned or canceled.  Seller has, and is transferring to Buyer at Closing, all of Seller's Intellectual Property (other than the those items specifically identified as Excluded Assets on Schedule 2.2).  None of Seller's Intellectual Property is subject to any pending or threatened challenge or infringement.  Seller has not received any written claim alleging that it is infringing the Intellectual Property of any Person.  Seller's Intellectual Property constitutes all information and intellectual property necessary to permit the conduct from and after the Closing Date of the Business as it is and has normally been conducted.  "Intellectual Property" means all rights in proprietary information and intellectual property, including all patents, patent applications, patent disclosures and patentable inventions; all trademarks, service marks, trade dress, trade names, and Internet domain names and corporate names, and similar designations of source or origin, including all common law marks and the goodwill symbolized by all the foregoing; all rights of publicity and privacy; all registered and unregistered copyrights; all registrations, applications and renewals for any of the foregoing; all licenses of rights in computer software, trademarks, patents, copyrights and other intellectual property; and all trade secrets, confidential information, business methodologies, ideas, know-how, processes and techniques, inventions, research and development information, plans, improvements, proposals, technical and computer data, documentation, financial, business and marketing plans, and client, customer and supplier lists and related information.

6.11           Contracts and Commitments.

(a)           Schedule 6.11 hereto lists all Contracts related to the operation of the Business to which Seller is a party or by which it or any of its assets or properties are bound, including leases of real or personal property (accurate and correct copies of each of which have been previously delivered to Buyer).  Each such Contract is in full force and effect and embodies the complete understanding between the parties thereto with respect to the subject matter thereof.  Except as expressly set forth on Schedule 6.11, (i) there exists no default or claim thereof by Seller or any other party to any such Contract, (ii) there are no facts or conditions that, if continued or noticed, would result in a default by Seller under any such Contract, (iii) Seller has not received any notice that any Person intends to cancel, modify or terminate any such Contract, or to exercise or not to exercise any options thereunder, (iv) Seller has not given any notice of cancellation, modification or termination of any such Contract or of exercise or non-exercise of any options thereunder, (v) each such Contract is a valid and binding agreement enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to or affecting creditors' rights generally and to general equity principles (whether such enforceability is considered in a proceeding at law or in equity), and (vi) no consent or approval of the other parties to any such Contract or any Person pursuant to any such Contract is required for the consummation of the transactions contemplated herein except as set forth on said Schedule.

(b)           With the exception of this Agreement, neither Seller nor any Shareholder or their respective affiliates has entered into any Contract or granted any option to sell or otherwise transfer, directly or indirectly, all or a significant part of the capital stock, interests or assets of Seller.

6.12           Tax Returns and Tax Audits.

(a)           Seller has timely filed with all appropriate governmental agencies all Tax or information returns and Tax reports required to be filed.  All such returns and reports were correct and complete and were prepared in accordance with applicable laws and regulations; and all Taxes of Seller, and all interest, penalties, assessments or deficiencies claimed to be due by any such taxing authority with respect to the foregoing, regardless of whether reflected on such returns, have been fully paid.

(b)           Seller has made adequate accruals for the payment of all Taxes payable in respect of the period subsequent to the last period for which such Taxes were paid, and, to the Knowledge of Seller, Seller has no liability for such Taxes in excess of the amounts so paid or accruals so made.

(c)           Seller is not a party to any pending action or proceeding, nor, to the Knowledge of Seller, is any action or proceeding threatened or contemplated by any governmental authority for assessment or collection of Taxes or any other governmental charges, and no claim for assessment or collection of Taxes or any other governmental charges has been asserted against Seller, nor, to the Knowledge of Seller, is there any basis for any such claim.

(d)           Seller has complied with all applicable laws relating to the withholding of Taxes and has, within the time and within the manner prescribed by law, withheld and paid over to the proper taxing authorities all amounts required to be withheld and paid over under all applicable laws in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, member and any other third party.

6.13           Books and Records.  The books, records and accounts of Seller (a) are accurate and complete, (b) have been maintained in accordance with good business practices on a basis consistent with prior years and in conformity with any applicable requirements included in Seller's Organizational Documents, (c) state in reasonable detail and accurately and fairly reflect the transactions and dispositions of the assets of Seller, and (d) accurately and fairly reflect the depreciation associated with the Assets.

6.14           No Litigation, Adverse Events or Violations.  There is no action, suit, claim or legal, administrative, arbitration or other proceeding or governmental investigation or examination affecting any of the Assets, pending or, to the Knowledge of Seller, threatened or injunction or orders entered, pending or threatened against Seller or any business, properties or assets of Seller, at law or in equity, before or by any federal, state, municipal or other governmental department, court, commission, board, bureau, agency or instrumentality, domestic or foreign, to restrain or prohibit the consummation of the transactions contemplated hereby or which, if determined adversely, is reasonably likely to result in (a) an adverse effect on the Assets, Business, or the operations, prospects or financial condition of the Business or (b) materially and adversely affect the consummation of the transactions contemplated by this Agreement and, to the Knowledge of Seller, there is no state of facts currently existing on which any of the foregoing might be based.  Seller has not violated, and is not currently in violation of, any applicable federal, state, local or foreign law, ordinance, regulation, order, requirement, statute, rule, permit, concession, grant, franchise, license or other governmental authorization relating or applicable to it, or to any of the Assets or the Business.

6.15           Employees and Labor Matters.

(a)           There are no written or oral employment agreements, employment contracts or understandings relating to employment (other than ordinary course arrangements for "at-will" employment) to which Seller is a party.

(b)           Seller is in compliance with all applicable laws relating to the employment of personnel and labor, including provisions thereof relating to wages and hours, sexual harassment and other hostile work environment issues, discrimination, equal opportunity, collective bargaining, plant closing and mass layoff, health and safety, immigration and the payment of employment and all other Taxes.

(c)           Seller has not agreed to recognize any union or other collective bargaining representative; and no union or other collective bargaining representative has been certified as the exclusive bargaining representative of any employees of Seller.  There is no pending or threatened union organizational effort, labor dispute, strike, slowdown, lockout, boycott, sit-in, sick-out, union election, walkout, demonstration, leafleting, picketing, representation or certification campaign, or work stoppage relating to employees of Seller and none has occurred within the immediately preceding five (5)-year period.

(d)           There are no unresolved employment claims which have been filed as of the date hereof by any employee or former employee of Seller relating to arbitrations, unfair labor practice charges, employment discrimination charges, lawsuits, any employment-related tort claim or other claims or charges of or by employees of Seller.

6.16           Employee Benefit Plans; Labor Matters.

(a)           Each Benefit Plan of Seller is identified on Schedule 6.16 hereto.  Seller's Benefit Plans have been operated and administered by Seller in compliance with all applicable laws relating to employment or labor matters including ERISA and the Code.  With respect to the Benefit Plans, no event has occurred which would subject Seller to liability (except liability for benefits, claims and funding obligations payable in the ordinary course) under ERISA, the Code, or any other applicable statute, order or governmental rule or regulation.  With respect to the Benefit Plans, individually and in the aggregate, there has been no action, suit, grievance, arbitration or other claim with respect to the administration or investment of assets of the Benefit Plans (other than routine claims for benefits made in the ordinary course of plan administration) pending, or to the Knowledge of Seller, threatened.

(b)           All contributions to and payments under any Benefit Plan required in respect of periods ending on or before the Closing Date have been made by Seller before the Closing Date.

(c)           Each Benefit Plan that is represented to be qualified under Section 401(a) of the Code either has a favorable determination letter that covers all existing amendments up to and including the changes required for qualified retirement plans by The Economic Growth and Tax Relief Reconciliation Act of 2001 ("EGTRRA") or is an adoption of a prototype plan for which a favorable opinion letter has been issued up to and including EGTRRA.  Each Benefit Plan that is funded with a trust that is intended to be tax-exempt under Section 501(c)(9) of the Code is exempt from taxation and each such trust has received a letter from the IRS stating that the trust meets the requirements of the Code for tax-exempt status, within the immediately preceding three-year period.

(d)           No Benefit Plan is under audit or is the subject of an investigation by the IRS, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation or any other governmental entity, nor is any such audit or investigation pending or, to the Knowledge of Seller, threatened.

6.17           Business Names.  Seller does not do business in any state or country under any name other than "L. P. Shanks Company."

6.18           Environmental.

(a)           The operations of Seller, with respect to its facilities and the Assets, are in compliance with all applicable Environmental Laws, and no action or proceeding is pending or, to the Knowledge of Seller, threatened, to either challenge the compliance status or to allege a violation of Environmental Laws.

(b)           The Assets and Seller's facilities, and the uses thereof, are in compliance with, and Seller is in compliance with, all applicable Environmental Laws.

(c)           The past disposal practices of Seller relating to Hazardous Substances have been accomplished in accordance with all applicable Environmental Laws.

6.19           Brokers and Finders.  No broker or finder has acted for Seller, any Shareholder or any of their affiliates in connection with this Agreement and the transactions contemplated hereby; and no broker or finder is entitled to any brokerage or finder's fee or other commission in respect thereof based in any way on any agreement, arrangement or understanding made by Seller, any Shareholder or any of their affiliates.

ARTICLE 7. REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller and Shareholders as follows:

7.1           Organization.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Buyer has the requisite power and authority to own, operate and lease its assets and to conduct its business as and where its business is now conducted by it.  Buyer is qualified to do business and is in good standing under the laws of the State of Tennessee.

7.2           Authority; Binding Effect.  Buyer has the right, power and authority to execute and deliver this Agreement and all other agreements contemplated hereby to be entered into by it, to perform its obligations hereunder and thereunder on its part to be performed and to consummate the transactions contemplated hereby and thereby.  The execution and delivery by Buyer of this Agreement and all other agreements and documents contemplated hereby to be entered into by it and the performance by Buyer of its obligations hereunder and thereunder have been duly approved by all necessary action by Buyer, and no further approvals are required by the officers, directors or shareholders of Buyer in connection therewith.  This Agreement and all other agreements contemplated hereby to be entered into by Buyer constitute the legal, valid and binding obligation of Buyer, enforceable against Buyer, in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors' rights generally and to general equity principles (whether such enforceability is considered in a proceeding at law or in equity).

7.3           No Creation of Violation, Default, Breach or Encumbrance.  The execution, delivery and performance of this Agreement by Buyer does not (a) violate (i) any statute, rule or regulation to which Buyer is subject or (ii) any order, writ, injunction, decree, judgment or ruling of any court, administrative agency or governmental body to which Buyer is subject; (b) conflict with or violate any provision of the Organizational Documents of Buyer; or (c) require the consent of any Person or result in the breach of or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under any Contract to which Buyer is a party, which could adversely affect the ability of Buyer to consummate the transactions contemplated by this Agreement.

7.4           No Adverse Action.  There is no action, suit, claim or legal, administrative, arbitration or other proceeding or governmental investigation or examination pending or, to Buyer's Knowledge, threatened against Buyer or its business, property or assets, at law or in equity, before or by any federal, state, municipal or other governmental department, court, commission, board, bureau, agency or instrumentality, domestic or foreign, to restrain or prohibit the consummation of the transactions contemplated hereby or which, if determined adversely, is reasonably likely to materially and adversely affect the ability of Buyer to consummate the transactions contemplated by this Agreement and, to the Knowledge of Buyer, there is no state of facts currently existing on which any of the foregoing might be based.

7.5           Brokers and Finders.  No broker or finder has acted for Buyer or any of its affiliates in connection with this Agreement and the transactions contemplated hereby; and no broker or finder is entitled to any brokerage or finder's fee or other commission in respect thereof based in any way on any agreement, arrangement or understanding made by Buyer or any of its affiliates.

ARTICLE 8. COVENANTS OF THE PARTIES

8.1           Further Assurances.  Seller shall execute and deliver or cause to be executed and delivered to Buyer such further instruments of transfer, assignment and conveyance and take such other action as Buyer may reasonably require to more effectively carry out the transfer of the Assets and Business to Buyer and the consummation of the matters contemplated by this Agreement and to place Buyer in a legal position to be assured of the Assets and Business Buyer is acquiring under this Agreement.

8.2           Transition Services.  For a period of up to six (6) months from and after Closing, Scot will (a) assist in the transition to Buyer of the business and operations of the Business, (b) assist in Buyer's maintenance of relationships with customers of the Business, including assisting in the retention of the customers formerly served by Seller, and (c) generally apply his knowledge and experience in the Business for the benefit of Buyer, in each case, which assistance and services will be provided by Scot at no charge to Buyer.

8.3           Delivery of Assets and Corporate Documents.

(a)           At the Closing, Seller shall deliver to Buyer the Assets and all documents, files, computer disks, and other documents in paper or electronic format related to the operation of the Business or the Assets, including all files relating to the trade accounts receivables and trade payables (whether current or past) (the "Acquired Files"), in each case, by making them available to Buyer at their present location.  Seller shall promptly deliver to Buyer a listing, by location, of the Acquired Files.

(b)           For a period of seven (7) years after the Closing Date, Buyer will maintain (or cause to be maintained) copies of the Acquired Files in such manner and storage media and at such location (or locations) as it deems necessary or appropriate, and will allow Seller access to any Acquired Files that are reasonably required by Seller for purposes related to Tax matters, defending or prosecuting any claim, litigation, proceeding or investigation, and other reasonable business purposes, during regular business hours and upon reasonable notice.

8.4           Employee Matters.

(a)           Offers of Employment.  Buyer has notified Seller of the identity of each fulltime, full duty employee of Seller employed in the Business as of the Closing Date to whom Buyer intends to offer employment.  At the Closing, Seller will terminate its employment of each such employee, and Buyer will offer employment to each such employee.  Under no circumstances will employees of Seller associated with the hotel distribution business become employees of Buyer.  With respect to each employee of Seller hired by Buyer as of the Closing, Buyer will be responsible for the accrued but unused vacation time for such employee.

(b)           COBRA.  Seller shall be solely responsible for any obligations under COBRA and the Tax Reform Act of 1986, with respect to employees of Seller (whether salary, hourly or otherwise) who are not employed by Buyer immediately upon Closing.

(c)           Employment-Related Claims.  Seller is and shall remain solely responsible for all liability, costs and expenses (including reasonable attorneys' fees) for all existing employment claims which have been filed by any employee or former employee of Seller prior to the Closing Date relating to arbitrations, unfair labor practice charges, employment discrimination charges, lawsuits, any employment-related tort claim or other claims or charges of or by employees of Seller or any thereof filed after the Closing Date but arising as a result of actions or events or series of actions or events which occurred prior to the Closing Date.

8.5           Transition of Benefit Plans.

(a)           If and to the extent requested by Buyer, (i) Seller shall amend or terminate any Benefit Plan; provided, however, any such amendment or termination shall comply with all applicable laws, and (ii) Seller shall assign and transfer to Buyer at Closing any of Seller's health or other benefit plan policies of insurance.

(b)           If requested by Buyer, Seller shall adopt any and all resolutions and take all other actions that are necessary or appropriate: (i) to fund Seller's 401(k) Plan (the "401(k) Plan") with any profit sharing and matching contributions that have accrued as of the Closing Date or that otherwise customarily and historically would have been made by Seller prior to the 401(k) Plan's year end; (ii) to require that all 401(k) Plan participant elective deferrals cease; (iii) except as set forth immediately above in (i) and (ii) of this paragraph, to cease all other contributions to the 401(k) Plan; (iv) to terminate the 401(k) Plan; (v) to fully vest all participant account balances in the 401(k) Plan immediately prior to the Closing Date; and (vi) to resign as plan administrator of the 401(k) Plan.

ARTICLE 9. CONDITIONS TO BUYER'S OBLIGATION TO CONSUMMATE THE TRANSACTION

Each and every obligation of Buyer to be performed at or before the Closing hereunder is subject, at the Buyer's election, to the satisfaction on or prior to the Closing Date of the conditions set forth below.

9.1           Compliance with Agreement.  Seller and Shareholders shall have performed all of their respective obligations and agreements, and complied with all covenants, warranties and conditions contained in this Agreement which are required to be performed or complied with by such party on or prior to the Closing Date.

9.2           Corporate Authorization.  Buyer shall have received a copy of (a) the Organizational Documents of Seller, as in effect on the Closing Date, (b) the resolutions of the directors and shareholders, as applicable, of Seller, each certified as of the Closing Date by the secretary or assistant secretary thereof, duly authorizing the execution, delivery and performance by Seller of this Agreement and each other agreement and instrument contemplated hereby, together with an incumbency certificate as to the persons authorized to execute and deliver such documents and instruments on its behalf.

9.3           Instruments of Transfer.  Seller shall have executed and delivered to Buyer such bills of sale, assignments and other instruments of transfer and conveyance (in form and substance reasonably satisfactory to Buyer) as shall be necessary or desirable to vest in Buyer all the right, title and interest in and to the Assets, including:

(a)           A bill of sale in the form attached hereto as Exhibit B; and

(b)           An assignment and assumption agreement with respect to the Assumed Liabilities in the form attached hereto as Exhibit C (the "Assignment and Assumption Agreement").

9.4           Other Closing Agreements.

(a)           Seller and Scot shall have executed and delivered to Buyer a noncompetition agreement in the form attached hereto as Exhibit D (the "Noncompetition Agreement").

(b)           Scot and Julie Shanks shall have executed and delivered to Buyer, a lease agreement with respect to the Crossville building utilized by Seller in the Business in the form attached hereto as Exhibit E (the "Crossville Lease").

(c)           Julie Shanks shall have executed and delivered to Buyer a lease agreement with respect to the Bristol building utilized by Seller in the Business in the form attached hereto as Exhibit F (the "Bristol Lease").

9.5           Lien Release and Tax Clearance.  Seller shall have obtained and delivered to Buyer:

(a)           Evidence reasonably satisfactory to Buyer of Seller's satisfaction, payment and discharge of all current liabilities of the Business;

(b)           Lien releases, including Form UCC-3 termination statements, necessary to remove and release all Liens against the Assets, in each case, in form and substance reasonably satisfactory to Buyer; and

(c)           Letters or certificates from the appropriate state agencies indicating that all sales, use and employment Taxes payable by Seller on or prior to the Closing Date have been paid and that there is no Lien for unpaid sales, use or employment Taxes on the Assets

9.6           Third Party Consents.

(a)           Buyer shall have received all third party consents (or in lieu thereof waivers) required to be obtained for the consummation of the transactions contemplated hereby, including all consents required with respect to the assignment of the Assumed Contracts to Buyer and any other consents set forth in Schedule 6.4 hereto.  All filings with, and approvals by, third parties required to be made or received for the consummation by Buyer of the transactions contemplated hereby shall have been made or obtained.

(b)           Buyer shall have received consents, executed by the respective landlords of the real property leased or subleased by Seller, to the effect that as of the Closing Date such leases are not in default and are valid and continuing agreements and have not been modified or amended.  Each said consent shall also state that the landlord approves of the assignment of such lease as part of this Agreement.

(c)           Buyer shall have received consents, executed by the respective lessors of the vehicles and other equipment leased or subleased by Seller in the Business, to the effect that as of the Closing Date such leases are not in default and are valid and continuing agreements and have not been modified or amended.  Each said consent shall also state that the lessor approves of the assignment of such lease as part of this Agreement.

9.7           Receipt.  Seller and Shareholders shall have duly executed and delivered to Buyer an instrument acknowledging their receipt of the sums required to be paid on the Closing Date as specified in Section 4.3 above.

ARTICLE 10. CONDITIONS TO OBLIGATIONS OF SELLER AND
SHAREHOLDERS TO CONSUMMATE THE TRANSACTION

Each and every obligation of Seller and Shareholders to be performed at or before the Closing hereunder is subject, at such party's election, to the satisfaction on or prior to the Closing Date of the conditions set forth below.

10.1           Compliance With Agreement.  Buyer shall have performed all of its obligations and agreements and complied with all covenants, warranties and conditions contained in this Agreement which are required to be performed or complied with by Buyer on or prior to the Closing Date, including making the cash payments at Closing contemplated by Section 4.3(a).

10.2           Closing Agreements.

(a)           Buyer shall have executed and delivered to Seller the Buyer Note in the form attached hereto as Exhibit A.

(b)           Buyer shall have executed and delivered to Seller the Assignment and Assumption Agreement in the form attached hereto as Exhibit C.

(c)           Buyer shall have executed and delivered to Seller and Scot the Noncompetition Agreement in the form attached hereto as Exhibit D.

(d)           Buyer shall have executed and delivered to Scot and Julie Shanks, the Crossville Lease in the form attached hereto as Exhibit E.

(e)           Buyer shall have executed and delivered to Julie Shanks, the Bristol Lease in the form attached hereto as Exhibit F.

(f)           AMCON Distributing Company ("AMCON") shall have executed and delivered to Seller a guaranty in the form attached hereto as Exhibit G.

ARTICLE 11. INDEMNIFICATION

11.1           Seller's and Shareholders' Indemnity.  Subject to the provisions of this Article 11, from and after the Closing Date, Seller and Shareholders jointly and severally will indemnify and hold harmless Buyer and its directors, officers, agents, employees, representatives, successors and assigns, from and against any and all damage, loss, cost, obligation, claims, demands, assessments, judgments or liability (whether based on contract, tort, product liability, strict liability or otherwise), including Taxes, and all expenses (including interest, penalties and attorneys' and accountants' fees and disbursements) (collectively "Damages") incurred in litigation or otherwise, and any investigation relating thereto, by any of the above-named Persons, directly or indirectly, resulting from or in connection with:

(a)           Any misrepresentation or breach of warranty made by Seller or any Shareholder in this Agreement or in any other agreement, certificate, schedule, exhibit or writing delivered to Buyer pursuant to this Agreement;

(b)           Any breach or failure to perform any covenant or agreement made or undertaken by Seller or any Shareholder in this Agreement or in any other agreement, certificate, schedule, exhibit or writing delivered to Buyer pursuant to this Agreement;

(c)           The Retained Liabilities;

(d)           All debts, obligations, expenses and liabilities and costs incurred, arising out of or in connection with any transaction or series of transactions, any facts or series of facts existing, or any events or series of events which occurred, on or prior to the Closing Date, including violations, actual or alleged, of or any other liabilities under or in connection with any law, statute, ordinance, rule or regulation; and

(e)           Any action, suit, proceeding or claim incident to any of the foregoing.

11.2           Buyer's Indemnity.  Subject to the provisions of this Article 11, from and after the Closing Date, Buyer will indemnify and hold harmless Seller and Shareholders and their directors, officers, agents, employees, representatives, successors and assigns, from and against any Damages incurred by any of the above-named Persons, directly or indirectly, resulting from or in connection with:

(a)           Any misrepresentation or breach of warranty made by Buyer in this Agreement or in any other agreement, certificates, schedule, exhibit or writing delivered by Buyer to Seller or Shareholders pursuant to this Agreement;

(b)           Any breach or failure to perform any covenant or agreement made or undertaken by Buyer in this Agreement or in any other agreement, certificates, schedule, exhibit or writing delivered by Buyer to Seller or Shareholders pursuant to this Agreement;

(c)           The Assumed Liabilities; and

(d)           Any action, suit, proceeding or claim incident to any of the foregoing.

11.3           Procedure.  All claims for indemnification by a party under this Article 11 (the party claiming indemnification and the party against whom such claims are asserted being hereinafter called the "Indemnified Party" and the "Indemnifying Party," respectively) shall be asserted and resolved as follows:

(a)           If any claim or demand for which an Indemnifying Party would be liable to an Indemnified Party hereunder is asserted against or sought to be collected from such Indemnified Party by a third party, such Indemnified Party shall with reasonable promptness give notice (the "Claim Notice") to the Indemnifying Party of such claim or demand, specifying the nature of and specific basis for such claim or demand and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such claim and demand); provided, however, that the failure to so notify will not relieve the Indemnifying Party of its obligations hereunder except to the extent that the Indemnifying Party is actually prejudiced thereby.  The Indemnifying Party will have ten (10) days from the delivery or mailing of the Claim Notice (the "Notice Period") to notify the Indemnified Party (i) whether or not it disputes the liability of the Indemnifying Party to the Indemnified Party hereunder with respect to such claim or demand, and (ii) whether or not it desires, at the cost and expense of the Indemnifying Party, to defend the Indemnified Party against such claim or demand.  If the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against such claim or demand, the Indemnifying Party will have the right to control the defense against the claim by all appropriate proceedings and any settlement negotiations, provided that to the satisfaction of the Indemnified Party, the Indemnifying Party shall secure the Indemnified Party against such contested claims by posting a bond or otherwise.  If the Indemnified Party desires to participate in, but not control, any such defense or settlement, it may do so at its sole cost and expense.  If the Indemnifying Party fails to respond to the Indemnified Party within the Notice Period, elects not to defend the Indemnified Party, or after electing to defend fails to commence or reasonably pursue such defense, then the Indemnified Party shall have the right, but not the obligation, to undertake or continue the defense of, and to compromise or settle (exercising reasonable business judgment), the claim or other matter all on behalf, for the account and at the risk of the Indemnifying Party.

(b)           If requested by the Indemnifying Party, the Indemnified Party agrees, at the Indemnifying Party's expense, to cooperate with the Indemnifying Party and its counsel in contesting any claim or demand which the Indemnifying Party elects to contest, or, if appropriate and related to the claim in question, in making any counterclaim against the Person asserting the third party claim or demand, or any cross-complaint against any Person.  No claim as to which indemnification is sought under this Agreement may be settled without the consent of the Indemnifying Party.

(c)           If any Indemnified Party should have a claim against the Indemnifying Party hereunder which does not involve a claim or demand being asserted against or sought to be collected from it by a third party, the Indemnified Party shall send a Claim Notice with respect to such claim to the Indemnifying Party.  If the Indemnifying Party disputes such claim, such dispute shall be resolved by litigation in an appropriate court of competent jurisdiction.

(d)           If any Indemnifying Party is indebted or otherwise obligated to any Indemnified Party or to any of their affiliates (including any debt or other obligation due under Section 4.5), then any such Indemnified Party may setoff against and deduct from any payments or other amounts otherwise due to such Indemnifying Party under this Agreement, the Buyer Note, the Noncompetition Agreement, or otherwise, the amount of such debt or other obligation due to such Indemnified Party, and any such setoff shall discharge such Indemnified Party's obligations to the extent of the amount setoff.

11.4           Costs.  If any legal action or other proceeding is brought for the enforcement or interpretation of any of the rights or provisions of this Agreement (including the indemnification provision), or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys' fees and all other costs and expenses incurred in that action or proceeding, in addition to any other relief to which it may be entitled.

11.5           Exclusive Remedy.

(a)           Except in the case of fraud, gross negligence, bad faith or willful misconduct, each party's sole and exclusive remedy with respect to all claims relating to the subject matter of this Agreement will be pursuant to the indemnification provisions set forth in this Article 11; provided, however, that the indemnification provisions set forth in this Article 11 do not apply to claims made under, or arising out of, any other agreements entered into as of the Closing, which will be governed by the respective terms of such agreements.

(b)           If Seller or Shareholders make any claim or institute any actions, suits or proceedings with respect to the validity or applicability of this indemnification provision, each such party shall be responsible for all Damages incurred by Buyer in connection therewith.  If Buyer makes any claim or institutes any actions, suits or proceedings with respect to the validity or applicability of this indemnification provision, Buyer shall be responsible for all Damages incurred by Seller and Shareholders in connection therewith.

ARTICLE 12. MISCELLANEOUS

12.1           Expenses.  Except as otherwise set forth herein, each party agrees to pay, without right of reimbursement from any other, the costs incurred by such party incident to the preparation and execution of this Agreement and performance of their respective obligations hereunder, including the fees and disbursements of legal counsel, accountants and consultants employed by the respective parties in connection with the transactions contemplated by this Agreement.

12.2           Survival.  All representations, warranties, covenants and agreements made by the parties each to the other in this Agreement or pursuant hereto in any certificate, instrument or document shall survive the consummation of the transactions contemplated by this Agreement, and may be fully and completely relied upon by Buyer and by Seller and Shareholders, as the case may be, notwithstanding any investigation heretofore or hereafter made by such party or on behalf of any of them, and shall not be deemed merged into any instruments or agreements delivered at Closing.

12.3           Notices.  Any notice, request, consent or communication under this Agreement will be effective only if it is in writing and (a) personally delivered, (b) sent by certified mail, return receipt requested, postage prepaid, or (c) sent by a nationally recognized overnight delivery service, with delivery confirmed, addressed as follows:

If to Seller and Shareholders:	If to Buyer:

Scot Shanks 479 Waterview Dr. Crossville, TN 38555 Attn: _____________________	AMCON Acquisition Corp. 7405 Irvington Road Omaha, NE 68122 Attn: President

or such other Persons and/or addresses as shall be furnished in writing by any party to the other party, and shall be deemed to have been given only upon its delivery in accordance with this Section 12.3.

12.4           Parties in Interest and Assignment.

(a)           This Agreement is binding upon and is for the benefit of the parties hereto and their respective successors and permitted assigns.  Nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto or their respective successors and assigns any rights, remedies or obligations or liabilities under or by reason of this Agreement.

(b)           Except as provided in Section 12.4(c) hereof, neither this Agreement nor any of the rights or duties of any party hereto may be transferred or assigned to any Person except by a written agreement executed by all of the parties hereto.

(c)           Notwithstanding the above, Buyer may transfer and assign all or any portion of its rights under this Agreement (i) to AMCON Distributing Company or any other affiliate of Buyer, or (ii) in connection with any merger, consolidation or conversion of Buyer, any sale of all or substantially all of the assets of Buyer or any sale of all or substantially all of the Assets acquired by Buyer under this Agreement.

12.5           Modification.  This Agreement may not be amended or modified except by a writing signed by an authorized representative of the party against whom enforcement of the change is sought.  No waiver of the performance or breach of, or default under, any condition or obligation hereof shall be deemed to be a waiver of any other performance, or breach of, or default under the same or any other condition or obligation of this Agreement.

12.6           Waiver.  Each party hereto may, by written notice to the other party hereto:  (a) extend the time for the performance of any of the obligations or other actions of such other party under this Agreement; (b) waive any inaccuracies in the representations or warranties of such other party contained in this Agreement or in any document delivered pursuant to this Agreement; (c) waive compliance by such other party with any of the conditions or covenants of the other contained in this Agreement; or (d) waive or modify performance of any of the obligations of such other party under this Agreement.  Except as provided in the preceding sentence, no action taken by or on behalf of any party, including any investigation by or on behalf of such party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement.

12.7           Entire Agreement.  This Agreement embodies the entire agreement between the parties hereto and there are no agreements, representations or warranties between the parties other than those set forth or provided herein.  This Agreement supersedes and replaces all prior agreements and understandings between the parties with respect to such subject matter, including any confidentiality agreement, letter of intent, memorandum of understanding or terms sheet.

12.8           Execution in Multiple Originals.  This Agreement may be executed in multiple originals, each of which shall be deemed an original but all of which together shall constitute but one and the same instrument.  A signature of a party to this Agreement sent by facsimile or other electronic transmission will be deemed to constitute an original and fully effective signature of such party.

12.9           Invalid Provisions.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable; (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; and (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.

12.10           Governing Law.  This Agreement shall be governed by and construed, interpreted and enforced in accordance with the laws of the State of Tennessee, except the laws of that State that would render such choice of laws ineffective.

12.11           Construction of Agreement.  In construing this Agreement, it is the intent of the parties that:

(a)           no consideration may be given to the captions of the articles, sections or subsections, or to the table of contents, all of which are inserted for convenience in locating the provisions of this Agreement and not as an aid in its construction;

(b)           no consideration may be given to the fact or presumption that one party had a greater or lesser hand in drafting this Agreement;

(c)           the word "includes" and its derivatives means "includes, but is not limited to," and corresponding derivative expressions;

(d)           masculine pronouns used in this Agreement shall be construed to include feminine and neuter pronouns, and the meanings of the defined terms are applicable to both the singular and plural forms thereof;

(e)           accounting terms not defined in this Agreement, and accounting terms partly defined to the extent not defined, have the respective meanings given to them under GAAP;

(f)           each exhibit and schedule to this Agreement is a part of this Agreement and references to the term "Agreement" are deemed to include each such exhibit and schedule to this Agreement except to the extent that the context indicates otherwise, but if there is any conflict or inconsistency between the main body of this Agreement and any exhibit or schedule, the provisions of the main body of this Agreement will prevail;

(g)           the words "this Agreement," "herein," "hereby," "hereunder," and words of similar import refer to this Agreement as a whole and not to any particular article, section, subsection or other subdivision, unless expressly so limited; and

(h)           the word "or" is disjunctive but not necessarily exclusive.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Asset Purchase Agreement on the date first above written.

L. P. SHANKS COMPANY By: /s/ Scot Shanks Name: Scot H. Shanks Title: Chief Executive Officer	/s/ Scot Shanks SCOT H. SHANKS
L. PAUL SHANKS TRUST UNDER AGREEMENT DATED JUNE 6, 1990, AS AMENDED TO DATE By: /s/ Scot Shanks Name: Scot H. Shanks Title: Trustee
AMCON ACQUISITION CORP. By: /s/ Andrew C. Plummer Name: Andrew C. Plummer Title: President